                                                                      EXHIBIT E3

                           CHANGE IN CONTROL AGREEMENT



     THIS AGREEMENT is entered into as of the 22nd day of March, 1996 by and between Brenco, Incorporated, a Virginia corporation (the "Company"), and Jacob
M. Feichtner ("Executive").


                                    RECITALS


     I. Executive currently serves as a key employee member of management of the Company and his services and knowledge are valuable to the Company.

     II. The Board (as defined in Section 1) has determined that it is in the best interests of the Company and its stockholders to secure Executive's continued services and to ensure Executive's continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Company, without concern as to whether Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage Executive's full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

     1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

          (a)  "Board" means the Board of Directors of the Company.

          (b) "Cause" means (1) a material breach by Executive of the duties and responsibilities of Executive (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Executive's part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach or (2) the commission by Executive of a felony involving moral turpitude.

Cause shall not exist unless and until the Company has delivered to Executive a copy of a resolution duly adopted by three-quarters of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth in this Section 1(b) and specifying the particulars thereof in detail.

          (c)  "Change in Control" means:

               (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); PROVIDED, HOWEVER, that the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by, or benefit distribution from, an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition pursuant to any compensatory stock option or stock purchase plan for employees, (E) any acquisition by any corporation pursuant to a reorganization, merger or consolidation involving the Company, if, immediately after such reorganization, merger or consolidation, each of the conditions described in clauses (i), (ii) and (iii) of subsection (3) of this Section (1)(c) shall be satisfied, or (F) any acquisition by the Executive or any group of persons including the Executive; or (G) the acquisition by members of the Whitfield Family (as hereinafter defined), individually or collectively, of any direct or indirect beneficial ownership in addition to the individual or collective beneficial ownership of members of the Whitfield Family which exists on the date hereof; and PROVIDED FURTHER that, for purposes of clause (A), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of fifty percent (50%) or more of the Outstanding Company

     Common Stock or fifty percent (50%) or more of the Outstanding Company Voting Securities by reason of an acquisition by the Company and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Company Common Stock or any additional Outstanding Voting Securities, such additional beneficial ownership shall constitute a Change in Control;

               (2) individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; PROVIDED, HOWEVER, that any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to have been a member of the Incumbent Board; and PROVIDED FURTHER, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to have been a member of the Incumbent Board;

               (3) approval by the stockholders of the Company of a reorganization, merger or consolidation unless, in any such case, immediately after such reorganization, merger or consolidation, (i) more than fifty percent (50%) of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and more than fifty percent (50%) of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals or entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation and in substantially the same proportions relative to each other as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or the corporation resulting from such reorganization, merger or consolidation (or any corporation controlled by the Company), or any Person which beneficially owned, immediately prior to such reorganization, merger or consolidation, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of such corporation or twenty percent (20%) or more of the combined voting power of the then outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the Corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such reorganization, merger or consolidation; or

               (4) approval by the stockholders of the Company of (i) a plan of complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, immediately after such sale or other disposition, (A) more than fifty percent (50%) of the then outstanding shares of common stock thereof and more than fifty percent (50%) of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such sale or other disposition and in substantially the same proportions relative to each other as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or such corporation (or any corporation controlled by the Company), or any Person which beneficially owned, immediately prior to such sale or other disposition, directly or indirectly, twenty percent (20%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock thereof or twenty percent (20%) or more of the combined voting power of the then outstanding securities thereof entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors thereof were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition.

For purposes of Section 1(c)(1), "Whitfield Family" shall mean (I) Needham B. Whitfield and members of his "immediate family" (as that term is defined in Rule 16a-1(e) under the Exchange Act), (ii) Anne Whitfield Kenny and members of her immediate family, (iii) the Estate of Mildred F. Whitfield and (iv) and in each of the foregoing instances, their respective personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

     Notwithstanding anything contained in the Agreement to the contrary, it is understood that the collective beneficial ownership of members of the Whitfield Family as of the date hereof shall not constitute, or be construed or deemed to constitute, a Change of Control.

     Furthermore, notwithstanding anything contained in this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") who effectuates a Change in Control, then for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such termination of Executive's employment.

          (d)  "Company" means Brenco, Incorporated, a Virginia corporation.

          (e) "Date of Termination" means (1) the effective date on which Executive's employment by the Company terminates as specified in a prior written notice by the Company or Executive, as the case may be, to the other, delivered pursuant to Section 11 or (2) if Executive's employment by the Company terminates by reason of death, the date of death of Executive.

          (f) "Good Reason" means, without Executive's express written consent, the occurrence of any of the following events after a Change in Control:

               (1) (i)   the assignment to Executive of any duties inconsistent
     in any material adverse respect with Executive's position(s), duties, responsibilities or status with the Company immediately prior to such Change in Control, (ii) a material adverse change in Executive's reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control or (iii) any removal or involuntary termination of Executive from the Company otherwise than as expressly permitted by this Agreement or any failure to re-elect Executive to any position with the Company held by Executive immediately prior to such Change in Control;

               (2) a reduction by the Company in Executive's rate of annual base salary as in effect immediately prior to such Change in Control or as the same has been increased thereafter;

               (3) any requirement of the Company that Executive (i) be based anywhere more than thirty-five miles from the facility where Executive is located at the time of the Change in Control;

               (4) the failure of the Company to (i) continue in effect any employee benefit plan or compensation plan in which Executive is participating immediately prior to such Change in Control, unless Executive is permitted to participate in other plans providing Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect Executive's participation in or materially reduce Executive's benefits under any such plan, (ii) provide Executive and Executive's dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control, (iii) provide fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for Executive immediately prior to such Change in Control, or (iv) provide Executive with paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for Executive immediately prior to such Change in Control; or

               (5) the failure of the Company to obtain the assumption agreement from any successor as contemplated in Section 10(b).

     In addition, a termination by Executive of his employment for any reason during the 30-day period immediately following the first anniversary of the date of commencement of the Termination Period shall be deemed to be termination by Executive for Good Reason. For purposes of this Agreement, any good faith determination of Good Reason made by Executive shall be conclusive; PROVIDED, HOWEVER, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive shall not constitute Good Reason. Any event or condition described in this Section 1(f)(1) through (5) which occurs prior to a Change in Control, but was at the request of a Third Party who effectuates a Change in Control, shall constitute Good Reason following a Change in Control for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

          (g) "Nonqualifying Termination" means a termination of Executive's employment (1) by the Company for Cause, (2) by Executive for any reason other than a Good Reason, (3) as a result of Executive's death, (4) by the Company due to Executive's absence from his duties with the Company on a full-time basis for at least one hundred eighty consecutive days as a result of Executive's incapacity due to physical or mental illness or (5) as a result of Executive's lawful mandatory retirement or (6) Executive's voluntary retirement pursuant to any retirement incentive plan of the Company. The parties hereto expressly understand and agree that a termination by Executive of his employment in accordance with the first sentence of the second paragraph of Section 1(f) shall be deemed to be a termination by the Executive for Good Reason and thus shall not be a Nonqualifying Termination.

          (h) "Pension Plan" means the Company's defined benefit pension plan currently known as the "Brenco Retirement Plan" or any successor plan and any other employee benefit plans of the Company that require any minimum period of employment as a condition to the receipt of retirement benefits thereunder.

          (i) "Termination Period" means the period of time beginning with a Change in Control and ending on the earliest to occur of (1) Executive's 62nd birthday, (2) Executive's death, and (3) two years following such Change in Control.

     2. OBLIGATIONS OF EXECUTIVE. Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until ninety days following such Change in Control. For purposes of the foregoing subsection (a), Good Reason shall be determined as if a Change in Control had occurred when such attempted Change in Control became known to the Board.

     3.   PAYMENTS UPON TERMINATION OF EMPLOYMENT.

          (a) If during the Termination Period the employment of Executive shall terminate, other than by reason of a Nonqualifying Termination, then the Company shall pay to Executive (or Executive's beneficiary or estate) within thirty days following the Date of Termination, as compensation for services rendered to the Company:

               (1) a lump-sum cash amount equal to the sum of (i) Executive's full annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) Executive's annual bonus in an amount at least equal to the greatest of (A) the average bonus (annualized for any fiscal year consisting of less than twelve full months or with respect to which Executive has been employed by the Company for less than twelve full months) paid or payable, including by reason of any deferral, to Executive by the Company and its affiliated companies in respect of the three fiscal years of the Company (or such portion thereof during which Executive performed services for the Company if Executive shall have been employed by the Company for less than such three fiscal year period) immediately preceding the fiscal year in which the Change in Control occurs, or (B) 50% of Executive's target bonus for the fiscal year in which the Change in Control occurs, or (C) 50% of Executive's target bonus for the fiscal year in which Executive's Date of Termination occurs, multiplied by (D) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five or three hundred sixty-six, as applicable, and
     (iii) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid; PLUS


               (2) a lump sum cash amount equal to the Executive's highest annual rate of base salary from the company and its affiliated companies in effect during the twelve-month period prior to the Date of Termination multiplied by the number of years, including any partial year, remaining from the Date of Termination to the date of the Executive's 62nd birthday (with any partial year being expressed as a fraction the numerator of which is the number of days remaining in such year and the denominator of which is 365); provided, however, that any amount paid pursuant to this Section 3(a)(2) shall be paid in lieu of any other amount of severance relating to salary or bonus compensation to be received by Executive upon termination of employment of Executive under any severance plan, policy, employment agreement or arrangement of the Company; AND PROVIDED FURTHER that in the event of a termination of employment during the 30-day period immediately following the first anniversary of the date of commencement of the Termination Period in accordance with the last paragraph of Section 1(f) hereof, the amount payable under this Section 3(a)(2) shall be reduced by one-half.

          (b)  (1) In addition to the payments to be made pursuant to paragraph
     (a) of this Section 3, if on the Date of Termination other than by reason of a Nonqualifying Termination, Executive shall not be fully vested in his accrued benefit under the Pension Plan, the Company shall pay to Executive within thirty days following the Date of Termination a lump sum cash amount equal to the actuarial equivalent of his unvested accrued benefit under the Brenco Retirement Plan as of such date. Such lump sum cash amount shall be computed using the same actuarial methods and assumptions then in use for purposes of computing benefits under the Brenco Retirement Plan, provided that the interest rate used in making such computation shall not be greater than the interest rate permitted under Section 417(e) of the Internal Revenue Code of 1986, as amended (the "Code").

               (2)  In addition to the payments to be made pursuant to paragraph
     (a) of this Section 3, if on the Date of Termination other than by reason of a Nonqualifying Termination, Executive shall not be fully vested in the employer contributions made on his behalf under any defined contribution plan of the Company, the Company shall pay to Executive within thirty days following the Date of Termination a lump sum cash amount equal to the value of the unvested portion of such employer contributions; PROVIDED, HOWEVER, that if any payment pursuant to this Section 3(b) (2) may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Exchange Act, the Company shall make such payment so as to meet the conditions for an exemption from such Section 16(b) as set forth in the rules (and interpretative and no-action letters relating thereto) under Section 16 of the Exchange Act. The value of any such unvested employer contributions shall be determined as of the Date of Termination; provided that for purposes of valuing common stock of the Company that may be a part of any such plan, if the common stock of the Company is traded on a national securities exchange or The Nasdaq National Market on the Date of Termination, the value of a share of common stock of the Company shall be the closing price on the national securities exchange or NASDAQ on the Date of Termination or, if such date is not a trading day, on the immediately preceding trading day.

               (3) For a period commencing on the Date of Termination and continuing until the Executive's 62nd birthday, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, accident, disability and life insurance with respect to Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to the Date of Termination (or, if more favorable to Executive, immediately prior to the Change in Control), and the Company and Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination.

          (c) If during the Termination Period the employment of Executive shall terminate by reason of a Nonqualifying Termination, then the Company shall pay to Executive within thirty days following the Date of Termination, a cash amount equal to the sum of (1) Executive's full annual base salary from the Company through the Date of Termination, to the extent not theretofore paid and
(2) any compensation previously deferred by Executive other than pursuant to a tax-qualified plan (together with any interest and earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

     4. EXCISE TAX LIMITATION. (a) Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, Executive under this Agreement or under any other plan or agreement which became payable or are taken into account as a result of the Change in Control (the "Payments") shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to Executive or for his benefit under this Agreement or any other plan or agreement shall be subject to the imposition of an excise tax under
Section 4999 of the Code (such reduced amount is hereinafter referred to as the "Limited Payment Amount"). Unless Executive shall have given prior written notice specifying a different order to the Company, the Company shall reduce or eliminate the Payments to Executive by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

          (b) All determinations required to be made under this Section 4 shall be made by the Company's public accounting firm (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and Executive within fifteen days after the receipt of notice from the Company that there has been a Payment (or at such earlier times as is requested by the Company) and, with respect to any Limited Payment Amount, a reasonable opinion to Executive that he is not required to report any excise tax on his federal income tax return with respect to the Limited Payment Amount (collectively, the "Determination"). In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized public accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The Determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

          (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in Section 4 (hereinafter referred to as an "Excess Payment"), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive's receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Payments which will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made under this Section 4. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment.

     5. WITHHOLDING TAXES. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

     6. REIMBURSEMENT OF EXPENSES. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute, subject to the conditions set forth in the following sentences, together with interest in an amount equal to the prime rate of Crestar Bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof. The Company shall have no obligation to reimburse Executive for legal fees and expenses pursuant to this
Section 6
in the event that a court of competent jurisdiction ultimately determines that Executive's position asserted in any contest or dispute litigated by Executive was without merit. Executive hereby agrees that, in the event of such a determination, Executive will repay the Company the amount of any legal fees or expenses advanced by the Company to Executive prior to such determination.

     7. TERMINATION OF AGREEMENT. (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in paragraph (b) of this Section 7; PROVIDED, HOWEVER, that this Agreement shall terminate in any event upon the first to occur of (i) Executive's 62nd birthday,
(ii) Executive's death or (iii) termination of Executive's Employment with the Company prior to a Change in Control (except as otherwise provided hereunder).

          (b) The Company shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least one hundred twenty days after notice thereunder is given by the Company to Executive in accordance with Section 11; PROVIDED, HOWEVER, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and PROVIDED, FURTHER, that in no event shall this Agreement be terminated without the consent of Executive following a Change in Control.

     8. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its subsidiaries, and if Executive's employment with the Company shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement; PROVIDED, HOWEVER, that any termination of Executive's employment during the two-year period following a Change in Control shall be subject to all of the provisions of this Agreement.

     9. CONFIDENTIAL INFORMATION. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). After termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

     10.  SUCCESSORS; BINDING AGREEMENT.

          (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

          (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 10, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of the Company hereunder. Failure of the Company to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall constitute Good Reason hereunder and shall entitle Executive to compensation and other benefits from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive's employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the date Good Reason occurs, and shall be the Date of Termination if requested by Executive.

          (c) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

     11. NOTICE. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

          If to Executive:

               ________________
               ________________
               ________________
               ________________

          If to the Company:

               Brenco, Incorporated
               Suite 201
               One Park West Circle
               Midlothian, VA 23113
               Attn: Corporate Secretary

or to such other address as either party may have furnished to the other in writing in accordance therewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specify the Termination Date (which date shall be not less than fifteen days after the giving of such notice). The failure by Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

     12. FULL SETTLEMENT; RESOLUTION OF DISPUTES. (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not Executive obtains other employment.

          (b) If there shall be any dispute between the Company and Executive in the event of any termination of Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to Executive and his dependents or other beneficiaries, as the case may be, under paragraphs (a) and (b) of Section 3, the Company shall pay all amounts, and provide all benefits, to Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to paragraphs (a) and (b) of Section 3 as though such termination were by the Company without Cause or by Executive with Good Reason; PROVIDED, HOWEVER, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of Executive to repay all such amounts to which Executive is ultimately adjudged by such court not to be entitled.

     13. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

     14. GOVERNING LAW; VALIDITY. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Virginia without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

     15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     16. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder, including without limitation, the right of Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. The rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executives, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

                              BRENCO, INCORPORATED



                              BY:
                                 ------------------------------------------


                              TITLE:
                                    ---------------------------------------

                              EXECUTIVE


                              ---------------------------------------------


                              ---------------------------------------------